Exhibit 99.2

Deborah Kendric                                                            12/22/06

dkendric@statebankofli.com                                        (516)495-5050

STATE BANCORP, INC.
Raises $36 Million through Private Placement of Common Equity

Jericho, N.Y. - State Bancorp, Inc. (NASDAQ: STBC), parent company of State Bank of Long Island, announced today that the Company has raised over $36 million in new capital, net of fees and expenses, in a private placement of 2,250,000 shares of common stock. Of the shares sold in the offering, 2,196,300 shares were sold to unaffiliated investors at a price of $16.75 per share and 53,700 shares were sold to Thomas M. O’Brien, the recently appointed President and Chief Operating Officer, at a price of $18.63 per share, the closing bid price for the Company’s common stock on December 18, 2006, which, in accordance with NASDAQ guidance on purchases by company insiders, is considered to be the market value of the purchased shares. The buyers of the newly issued stock represented thirty-two accredited investors within the meaning of the Federal securities laws.

This newly issued stock was exempt from the registration requirements of the Securities Act of 1933 and is subject to substantial restrictions as to transferability until such time as it becomes registered. The Company has agreed to use reasonable best efforts to cause the shares to be registered under the Securities Act of 1933 prior to July 1, 2007.

Commenting on the announcement, Thomas F. Goldrick, Chairman and CEO said, “We are extremely pleased with the success of this equity offering. The investors who participated clearly recognize the significant prospects for the future of our Company and the strength of the management team that will lead us in the years ahead. We continue to see significant banking opportunities throughout the Long Island marketplace. This new capital enhances our ability to compete more aggressively in our marketplace and take advantage of the significant opportunities it offers.”

The transaction closed on December 21, 2006 and the shares were issued pursuant to a private placement memorandum dated December 19, 2006. Sandler O’Neill & Partners, L.P. was the Placement Agent for the offering. The Company was represented by Thacher Proffitt & Wood, LLP and Lamb & Barnosky, LLP. The Placement Agent was represented by Sidley Austin, LLP.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

As a result of this offering, on a pro-forma basis, the Company’s September 30, 2006 Tier I Leverage, Tier I Leverage to Risk-Weighted Assets and Total Capital to Risk-Weighted Assets ratios amounted to 6.57%, 9.39% and 11.50%, respectively. As originally reported at September 30, 2006, the Company’s ratios were 4.48%, 6.47% and 8.61%, respectively. On a pro forma basis, the Company’s total stockholder’s equity as of September 30, 2006 was approximately $101 million. Following the closing of the offering, the Company will have 13,599,223 shares outstanding based on the number of Company shares outstanding as of November 30, 2006. As a consequence, the Company’s primary subsidiary, State Bank of Long Island, will be “well-capitalized,” the highest regulatory capital standard.

State Bancorp, Inc. is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two operating subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. The words “expects,” “believes,” “anticipates” and other similar expressions are intended to identify forward-looking statements. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The results may ultimately vary from the forward-looking statements made in this release. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.